EXHIBIT 10.28

Amended and Restated Non-Employee Director Compensation Package
Effective January 1, 2015

Initial Compensation – Restricted Stock Grant

$100,000 of restricted stock based on fair market value at grant (that is, $100,000 divided by the closing price = the number of shares)

•	Vesting ratably over a three-year period on each annual anniversary of the date of grant

•	Date of grant is date of election to the Board or first day of the next open trading window if the date of election occurs during a closed-window period.

Annual Compensation

Stipend -- $75,000

Audit Committee Chair Fee -- $20,000

Compensation and Finance Committee Chair Fees -- $15,000

Governance & Nominating Committee Chair Fee -- $10,000

Lead Director Fee-- $90,000

Annual Restricted Stock Grant -- $120,000 of stock (at time of grant), vesting ratably over a three-year period on each annual anniversary of the date of grant, issued annually on date of annual shareholders’ meeting or on the first day of next open trading window, in the event that the annual shareholders’ meeting occurs during a closed-window period.

Lead Director Annual Restricted Stock Grant -- $125,000 of stock (at time of grant), vesting ratably over a three-year period on each annual anniversary of the date of grant, issued annually on date of annual shareholders’ meeting or on the first day of next open trading window, in the event that the annual shareholders’ meeting occurs during a closed-window period.

Each non-employee director will receive an annual payment equal to the value of a Life Time Fitness Diamond “Family” Membership.

Terms

Restricted stock will be granted under the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan or such other equity compensation plan as in effect from time to time.

Stipend, Committee Chair and Lead Director fees to be paid in cash quarterly after the end of each calendar quarter, in arrears (pro-rated for any partial periods).